                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:   Kenneth K. Rieth, CEO; Peter C. Canepa, CFO
------------------------------------------------------
           Riviera Tool Company,  616.698.2100  or
           Investor inquiries: Jeff Lambert, 616.233.0500


                     RIVIERA TOOL ANNOUNCES EQUITY FINANCING

GRAND RAPIDS, MICHIGAN, March 22, 2004 -- Riviera Tool Co. (AMEX: RTC), a designer and manufacturer of stamping die systems, today announced that it has raised $1.5 million through the sale of 394,737 shares of its common stock in a private placement to several institutional and accredited investors. Riviera also granted warrants for the investors to purchase additional stock, which would generate additional capital for the Company.

"Our ability to secure additional working capital through the successful completion of this private equity placement underscores confidence in our new approach to stamping die management," said Kenneth K. Rieth, chairman and CEO of Riviera. "The proceeds from this offering will provide the necessary working capital to secure future large scale programs and continue the growth of Riviera."

In connection with this financing, Riviera issued five-year warrants for 335,792 shares of common stock. The exercise price for 167,896 shares is $5.07 per share and 167,896 shares at $5.53 per share. If the warrant holders exercise the warrants in full, the Company would receive an additional approximately $1.8 million in cash proceeds.

The purchasers also have an eighteen-month warrant to purchase up to an additional 263,158 shares of common stock. If the warrant holders exercise the warrants in full, the Company would receive an additional approximately $1.0 million in cash proceeds.

The securities issued in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the private placement, the Company has agreed to file a registration statement to register for resale the common stock issued on a private placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in a private placement.

ABOUT RIVIERA TOOL
Riviera Tool Co. (www.rivieratool.com) designs, develops and manufactures large-scale, custom metal stamping die systems used in the high-speed production of sheet metal parts and assemblies for the global automotive industry. A majority of Riviera's sales are to Mercedes Benz, BMW, Nissan, DaimlerChrysler, General Motors Corp., Ford Motor Co. and their Tier One suppliers.

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the use of proceeds from the offering: the amount of additional cash that would be paid upon exercise of the warrants; implementation of business strategies; and Riviera's objectives are forward-looking statements. All of such forward-looking statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological. Riviera undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.